UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7) *

                               GIVEN IMAGING LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     2797140
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Paul Weinberg, Adv.
                        Elron Electronic Industries Ltd.
                        The Triangular Tower, 42nd Floor
                        3 Azrieli Center, Tel Aviv 67023
                                     Israel
                               Tel: +972 3 6075555
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  May 24, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 249.13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     RDC Rafael Development Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)           [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            2,662,110
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        2,662,110
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,662,110
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)     [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     9.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

                               Page 2 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     DEP Technology Holdings Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            2,662,110
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        2,662,110
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,662,110
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     9.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------


                               Page 3 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Elron Electronic Industries Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     WC
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,721,708 (1)
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        8,002,180
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,721,708 (1)
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     44.3% (1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

(1) Includes 4,719,528 Ordinary Shares that are owned by Discount Investment Corporation Ltd. ("DIC"), which Elron Electronic Industries Ltd. ("Elron") may be deemed to share voting power of, and to beneficially own, as a result of a voting agreement between Elron and DIC described in Item 6 of Amendment No. 1 on
Schedule 13D/A previously filed with the Securities and Exchange Commission by the Reporting Persons with respect to Given Imaging Ltd.


                               Page 4 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Discount Investment Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     WC
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [X]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,721,708
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,721,708
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,721,708
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     44.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------


                               Page 5 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     IDB Development Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,724,808 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,724,808 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,724,808 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X] **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     44.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

* Includes 12,721,708 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of Clal Insurance Enterprises Holdings Ltd. ("CIEH"), a subsidiary of IDB Development Corporation Ltd. ("IDB Development"), for their own account. Does not include (i) 251,167 Ordinary Shares held for members of the public through, among others, provident funds, mutual funds, pension funds, exchange traded funds and insurance policies, which are managed by subsidiaries of CIEH, (ii) 1,581 Ordinary Shares which are held by unaffiliated third-party client accounts managed by subsidiaries of CIEH as portfolio managers and (iii) 26,966 Ordinary Shares held for members of the public through mutual funds which are managed by a company controlled by Epsilon Investment House Ltd., an indirect subsidiary of IDB Development (collectively, the "CIEH and Epsilon Shares"). The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.


                               Page 6 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     IDB Holding Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,724,808 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,724,808 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,724,808 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     44.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

* Includes 12,721,708 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.


                               Page 7 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Nochi Dankner
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,724,808 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,724,808 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,724,808 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     44.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Includes 12,721,708 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.



                               Page 8 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Shelly Bergman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,724,808 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,724,808 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,724,808 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     44.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Includes 12,721,708 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.

                               Page 9 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Ruth Manor
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,724,808 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,724,808 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,724,808 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     44.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Includes 12,721,708 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.


                              Page 10 of 25 pages

                                 SCHEDULE 13D/A

CUSIP NO. 2797140

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     Avraham Livnat
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Source of funds (See Instructions)
     Not Applicable
--------------------------------------------------------------------------------
5.   Check if disclosure of Legal Proceedings Is Required Pursuant to Items 2(d)
     or 2(e)            [_]
--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Israel
--------------------------------------------------------------------------------
                   7.   Sole Voting Power
                        0
Number of          -------------------------------------------------------------
Shares             8.   Shared Voting Power
Beneficially            12,724,808 *
Owned              -------------------------------------------------------------
by Each            9.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   10.  Shared Dispositive Power
                        12,724,808 *
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     12,724,808 *
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
     Instructions)      [X]  **
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     44.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Includes 12,721,708 Ordinary Shares beneficially owned by DIC and 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. Does not include the CIEH and Epsilon Shares. The Reporting Person disclaims beneficial ownership of the CIEH and Epsilon Shares.

**   Excludes the CIEH and Epsilon Shares.


                              Page 11 of 25 pages

This Amendment No. 7 on Schedule 13D/A (the "Amendment") amends the Statement on
Schedule 13D, as amended, previously filed with the Securities and Exchange Commission by RDC Rafael Development Corporation Ltd. ("RDC"), DEP Technology Holdings Ltd. ("DEP"), Elron, DIC, IDB Development, IDB Holding Corporation Ltd. ("IDB Holding"), Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat ("the Reporting Persons") (the "Statement") with respect to the ordinary shares, par value New Israeli Shekel 0.05 per share (the "Ordinary Shares"), of Given Imaging Ltd. (the "Issuer") to the extent specified herein. Capitalized terms used in this Amendment without being defined herein have the meanings given to them in the Statement.

The Amendment is filed by the Reporting Persons in connection with changes in their ownership of the Ordinary Shares as a result of the purchase by each of Elron and DIC, in parallel transactions, from May 22 through May 24, 2007, of an aggregate of 137,666 and 137, 665 respectively of the Ordinary Shares of the Issuer in a series of transactions on the open market, for a total of 275,331 Ordinary Shares.

The following amends and supplements Items 3, and 5 of the Statement.

Item 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

From May 22, 2007 through May 24, 2007 each of Elron and DIC purchased, in parallel transactions, an aggregate of 137,666 and 137,665 Ordinary Shares respectively in a series of transactions in open market transactions on the NASDAQ National Market System for a total purchase price, before broker commissions, of $7,449,714 The details of the transactions are set forth below in the response to Item 5. Each of Elron and DIC used its own funds to acquire such Ordinary Shares.

Item 5.   INTEREST IN SECURITIES OF THE ISSUER

As of June 4, 2007:

RDC owned directly 2,662,110 Ordinary Shares, or approximately 9.3% of the outstanding Ordinary Shares of which 337,441 Ordinary Shares are pledged in favor of Elron to secure the repayment of a loan from Elron to RDC and 137,454 Ordinary Shares are pledged in favor of Rafael Armaments Development Authority Ltd. ("Rafael"), a 49.9% shareholder of RDC, to secure the repayment of a loan from Rafael to RDC. RDC shares the power to vote and dispose of these Ordinary Shares.

DEP may be deemed beneficial owner of, and to share the power to vote and dispose of, these 2,662,110 Ordinary Shares.

Elron owned directly 5,340,070 Ordinary Shares, or approximately 18.6% of the outstanding Ordinary Shares. Elron shares the power to vote and dispose of these Ordinary Shares, and may also be deemed to share the power to vote and dispose of the 2,662,110 Ordinary Shares owned by RDC. Also, by reason of a voting agreement between Elron and DIC dated September 29, 2003, as described in Item 6 of Amendment No. 1 to the Statement, Elron shares the power to vote 4,719,528 Ordinary Shares owned by DIC. As a result of the foregoing, Elron may be deemed beneficial owner of a total of 12,721,708 Ordinary Shares, constituting approximately 44.3% of the outstanding Ordinary Shares.

DIC owned directly 4,719,528 Ordinary Shares, or approximately 16.4% of the outstanding Ordinary Shares. DIC shares the power to vote and dispose of these Ordinary Shares, and may also be deemed to share the power to vote and dispose of the 8,002,180 Ordinary Shares owned by RDC and Elron, or a total of 12,721,708 Ordinary Shares, constituting approximately 44.3% of the outstanding Ordinary Shares.

IDB Development may be deemed to be the beneficial owner, and to share the power to vote and dispose, of (i) the aggregate of 12,721,708 Ordinary Shares held by RDC, Elron, and DIC and (ii) 3,100 Ordinary Shares held by subsidiaries of CIEH for their own account. As a result, IDB Development may be deemed to be the beneficial owner, and to share the power to vote and dispose, of a total of 12,724,808 Ordinary Shares, constituting approximately 44.3% of the outstanding Ordinary Shares.


                              Page 12 of 25 pages

IDB Holding and the Reporting Persons who are natural persons may each be deemed beneficial owner, and to share the power to vote and dispose, of an aggregate of 12,724,808 Ordinary Shares held by RDC, Elron, DIC and subsidiaries of CIEH for their own account, or approximately 44.3% of the outstanding Ordinary Shares.

As of March 31, 2007 there were 28,694,666 outstanding Ordinary Shares as published by the Issuer under a Form 6-K on May 8, 2007. The percentages of the outstanding Ordinary Shares set forth above are based on this number.

Information provided to the Reporting Persons indicates that as of May 24, 2007 none of the executive officers and directors of IDB Holding, IDB Development, DIC, Elron, DEP and RDC owned Ordinary Shares, except for Mr. Doron Birger, a director of RDC and DEP, and the President and Chief Executive Officer of Elron, who owned as of May 24, 2007 2,878 Ordinary Shares, options to purchase from the Issuer 14,000 Ordinary Shares, exercisable immediately at a price per share of $23.96, options to purchase from the Issuer 6,000 Ordinary Shares exercisable from May 30, 2007 at a price per share of $17.78 and options to purchase from the Issuer 19,000 Ordinary Shares exercisable from the Issuer's next annual general meeting expected to take place towards the end of July 2007, at a price per share of $17.78. All these options were granted to Mr. Birger in respect of his service as Chairman of the Issuer.

From May 22 through May 24, 2007, each of Elron and DIC purchased an aggregate of 137,666 and 137,665 Ordinary Shares respectively in open market transactions on the NASDAQ National Market System as set forth in Schedule A attached hereto and incorporated herein by reference. Elron and DIC purchased the identical number of Ordinary Shares (except as otherwise set forth in Schedule A), at the same price pers share, in each transaction, for a total of 275,331 Ordinary Shares.

Except as aforesaid, none of the Reporting Persons purchased or sold any Ordinary Shares during the 60 days ending on May 24, 2007.

Information provided to the Reporting Persons indicates that none of the executive officers and directors of IDB Holding, IDB Development, DIC, Elron, DEP and RDC purchased or sold any Ordinary Shares during the 60 days ending on May 24, 2007.

SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this Amendment is true, complete and correct.

Date: June 4, 2007  RDC RAFAEL DEVELOPMENT CORPORATION LTD.
                    DEP TECHNOLOGY HOLDINGS LTD.
                    ELRON ELECTRONIC INDUSTRIES LTD.
                    DISCOUNT INVESTMENT CORPORATION LTD.
                    IDB DEVELOPMENT CORPORATION LTD.
                    IDB HOLDING CORPORATION LTD.
                    NOCHI DANKNER
                    SHELLY BERGMAN
                    RUTH MANOR
                    AVRAHAM LIVNAT

                    BY: DISCOUNT INVESTMENT CORPORATION LTD.

                                             (signed)
                    BY: ______________________________

                    Oren Lieder and Kurt Keren, authorized signatories of Discount Investment Corporation Ltd., for itself and on behalf of RDC Rafael Development Corporation Ltd., DEP Technology Holdings Ltd., Elron Electronic Industries Ltd., IDB Development Corporation Ltd., IDB Holding Corporation Ltd., Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, pursuant to agreements annexed as Exhibits 2 through 10 to Amendment No. 5 to the Statement.


                              Page 13 of 25 pages

                                                                      Schedule A

 PURCHASES OF ORDINARY SHARES BY ELRON AND DIC FROM MAY 22 THROUGH MAY 24, 2007

                                                         PRICE PER SHARE IN
          DATE               NO. OF ORDINARY SHARES          US DOLLARS
------------------------- -------------------------- -------------------------
        May 22, 2007               60,000                      26.68
------------------------- -------------------------- -------------------------
                                    383                        26.50
------------------------- -------------------------- -------------------------
                                    100                        26.50
------------------------- -------------------------- -------------------------
                                    100                        26.50
------------------------- -------------------------- -------------------------
                                    100                        26.50
------------------------- -------------------------- -------------------------
                                    500                        26.50
------------------------- -------------------------- -------------------------
                                    500                        26.50
------------------------- -------------------------- -------------------------
                                    500                        26.50
------------------------- -------------------------- -------------------------
        May 23, 2007                100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    200                          27
------------------------- -------------------------- -------------------------
                                     3                           27
------------------------- -------------------------- -------------------------
                                     97                          27
------------------------- -------------------------- -------------------------
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------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
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------------------------- -------------------------- -------------------------
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------------------------- -------------------------- -------------------------
                                     3                           27
------------------------- -------------------------- -------------------------
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------------------------- -------------------------- -------------------------
                                     97                          27
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------------------------- -------------------------- -------------------------
                                     75                          27
------------------------- -------------------------- -------------------------
                                    200                          27
------------------------- -------------------------- -------------------------
                                     16                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
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                                    100                          27
------------------------- -------------------------- -------------------------
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------------------------- -------------------------- -------------------------
                                    100                          27
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                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------


                              Page 14 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 23, 2007                100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                     50                          27
------------------------- -------------------------- -------------------------
                                    300                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    277                          27
------------------------- -------------------------- -------------------------
                                    226                          27
------------------------- -------------------------- -------------------------
                                     74                          27
------------------------- -------------------------- -------------------------
                                     74                          27
------------------------- -------------------------- -------------------------
                                     74                          27
------------------------- -------------------------- -------------------------
                                     26                          27
------------------------- -------------------------- -------------------------
                                     26                          27
------------------------- -------------------------- -------------------------
                                     26                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
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                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
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                                    100                          27
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                                    100                          27
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                                    100                          27
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                                    100                          27
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                                    100                          27
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                                    100                          27
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                                    100                          27
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                                    100                          27
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                                    300                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
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                                    100                          27
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                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
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                                    100                          27
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                                    100                          27
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                                    100                          27
------------------------- -------------------------- -------------------------
                                    300                          27
------------------------- -------------------------- -------------------------
                                    300                          27
------------------------- -------------------------- -------------------------
                                     97                          27
------------------------- -------------------------- -------------------------
                                     97                          27
------------------------- -------------------------- -------------------------
                                     3                           27
------------------------- -------------------------- -------------------------
                                     3                           27
------------------------- -------------------------- -------------------------
                                    400                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------


                              Page 15 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 23, 2007                100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                     65                          27
------------------------- -------------------------- -------------------------
                                     65                          27
------------------------- -------------------------- -------------------------
                                     65                          27
------------------------- -------------------------- -------------------------
                                    235                          27
------------------------- -------------------------- -------------------------
                                     35                          27
------------------------- -------------------------- -------------------------
                                     35                          27
------------------------- -------------------------- -------------------------
                                     35                          27
------------------------- -------------------------- -------------------------
                                     54                          27
------------------------- -------------------------- -------------------------
                                     54                          27
------------------------- -------------------------- -------------------------
                                     46                          27
------------------------- -------------------------- -------------------------
                                     46                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                     84                          27
------------------------- -------------------------- -------------------------
                                     84                          27
------------------------- -------------------------- -------------------------
                                     84                          27
------------------------- -------------------------- -------------------------
                                     84                          27
------------------------- -------------------------- -------------------------
                                     16                          27
------------------------- -------------------------- -------------------------
                                     16                          27
------------------------- -------------------------- -------------------------
                                     16                          27
------------------------- -------------------------- -------------------------
                                     74                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                     16                          27
------------------------- -------------------------- -------------------------
                                     53                          27
------------------------- -------------------------- -------------------------
                                     53                          27
------------------------- -------------------------- -------------------------
                                     53                          27
------------------------- -------------------------- -------------------------
                                     47                          27
------------------------- -------------------------- -------------------------
                                     47                          27
------------------------- -------------------------- -------------------------
                                     47                          27
------------------------- -------------------------- -------------------------
                                    560                          27
------------------------- -------------------------- -------------------------
                                    200                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------


                              Page 16 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 23, 2007                100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    829                          27
------------------------- -------------------------- -------------------------
                                    400                          27
------------------------- -------------------------- -------------------------
                                    440                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                     19                          27
------------------------- -------------------------- -------------------------
                                     80                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    582                          27
------------------------- -------------------------- -------------------------
                                     18                          27
------------------------- -------------------------- -------------------------
                                     82                          27
------------------------- -------------------------- -------------------------
                                     64                          27
------------------------- -------------------------- -------------------------
                                     64                          27
------------------------- -------------------------- -------------------------
                                     36                          27
------------------------- -------------------------- -------------------------
                                     36                          27
------------------------- -------------------------- -------------------------
                                    122                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    416                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------


                              Page 17 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 23, 2007                100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                     86                          27
------------------------- -------------------------- -------------------------
                                     86                          27
------------------------- -------------------------- -------------------------
                                     86                          27
------------------------- -------------------------- -------------------------
                                     14                          27
------------------------- -------------------------- -------------------------
                                     14                          27
------------------------- -------------------------- -------------------------
                                     14                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    200                          27
------------------------- -------------------------- -------------------------
                                   2,155                         27
------------------------- -------------------------- -------------------------
                                    900                          27
------------------------- -------------------------- -------------------------
                                   1,000                         27
------------------------- -------------------------- -------------------------
                                     60                          27
------------------------- -------------------------- -------------------------
                                    100                        26.99
------------------------- -------------------------- -------------------------
                                    100                        26.99
------------------------- -------------------------- -------------------------
                                    100                        26.99
------------------------- -------------------------- -------------------------
                                    100                        26.99
------------------------- -------------------------- -------------------------
                                    700                        26.99
------------------------- -------------------------- -------------------------
                                    600                        26.99
------------------------- -------------------------- -------------------------
                                    600                          27
------------------------- -------------------------- -------------------------
                                    300                          27
------------------------- -------------------------- -------------------------
                                    300                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                   1,088                         27
------------------------- -------------------------- -------------------------
                                    200                          27
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    200                        26.95
------------------------- -------------------------- -------------------------
                                    200                        26.95
------------------------- -------------------------- -------------------------
                                   2,300                       26.95
------------------------- -------------------------- -------------------------
                                    100                        26.99
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    600                          27
------------------------- -------------------------- -------------------------
                                    800                          27
------------------------- -------------------------- -------------------------
                                    100                        26.99
------------------------- -------------------------- -------------------------
                                    100                        26.99
------------------------- -------------------------- -------------------------
                                    100                        26.99
------------------------- -------------------------- -------------------------
                                    200                        26.99
------------------------- -------------------------- -------------------------
                                    110                        26.99
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------


                              Page 18 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 23, 2007                100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                     25                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.93
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                   3,000                         27
------------------------- -------------------------- -------------------------
                                    230                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                        26.95
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                    100                          27
------------------------- -------------------------- -------------------------
                                     45                          27
------------------------- -------------------------- -------------------------
                                   1,100                         27
------------------------- -------------------------- -------------------------
                                   3,371                         27
------------------------- -------------------------- -------------------------
                                    421                          27
------------------------- -------------------------- -------------------------
        May 24, 2007                100                        27.08
------------------------- -------------------------- -------------------------
                                    200                        27.05
------------------------- -------------------------- -------------------------
                                    100                        27.05
------------------------- -------------------------- -------------------------
                                    200                        27.05
------------------------- -------------------------- -------------------------
                                    100                        27.05
------------------------- -------------------------- -------------------------
                                    500                        27.15
------------------------- -------------------------- -------------------------
                                    400                         27.2
------------------------- -------------------------- -------------------------
                                    100                        27.19
------------------------- -------------------------- -------------------------
                                    300                        27.15
------------------------- -------------------------- -------------------------
                                    500                        27.15
------------------------- -------------------------- -------------------------
                                    400                        27.15
------------------------- -------------------------- -------------------------
                                    200                        27.15
------------------------- -------------------------- -------------------------
                                    400                        27.15
------------------------- -------------------------- -------------------------
                                    600                        27.15
------------------------- -------------------------- -------------------------
                                    300                         27.2
------------------------- -------------------------- -------------------------
                                    100                        27.18
------------------------- -------------------------- -------------------------
                                   5,900                        27.2
------------------------- -------------------------- -------------------------
                                    300                        27.19
------------------------- -------------------------- -------------------------
                                    200                        27.18
------------------------- -------------------------- -------------------------
                                    700                        27.19
------------------------- -------------------------- -------------------------
                                    100                        27.17
------------------------- -------------------------- -------------------------
                                   9,800                        27.2
------------------------- -------------------------- -------------------------
                                   3,200                        27.2
------------------------- -------------------------- -------------------------
                                   2,100                        27.2
------------------------- -------------------------- -------------------------
                                   4,900                        27.2
------------------------- -------------------------- -------------------------
                                    100                        27.15
------------------------- -------------------------- -------------------------


                              Page 19 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 24, 2007                200                        27.15
------------------------- -------------------------- -------------------------
                                     40                         27.1
------------------------- -------------------------- -------------------------
                                    100                        27.15
------------------------- -------------------------- -------------------------
                                    100                        27.15
------------------------- -------------------------- -------------------------
                                    100                        27.16
------------------------- -------------------------- -------------------------
                                    100                        27.15
------------------------- -------------------------- -------------------------
                                   1,200                       27.15
------------------------- -------------------------- -------------------------
                                   1,100                       27.15
------------------------- -------------------------- -------------------------
                                    800                        27.148
------------------------- -------------------------- -------------------------
                                    200                         27.2
------------------------- -------------------------- -------------------------
                                    200                        27.12
------------------------- -------------------------- -------------------------
                                    100                        27.15
------------------------- -------------------------- -------------------------
                                  100,000                       27.2
------------------------- -------------------------- -------------------------
                                    300                         27.2
------------------------- -------------------------- -------------------------
                                     5                          27.2
------------------------- -------------------------- -------------------------
                                   1,200                       27.16
------------------------- -------------------------- -------------------------
                                    100                        27.15
------------------------- -------------------------- -------------------------
                                    100                        27.12
------------------------- -------------------------- -------------------------
                                    100                        27.12
------------------------- -------------------------- -------------------------
                                    200                         27.1
------------------------- -------------------------- -------------------------
                                     10                         27.1
------------------------- -------------------------- -------------------------
                                   1,100                       27.16
------------------------- -------------------------- -------------------------
                                    100                        27.16
------------------------- -------------------------- -------------------------
                                    100                        27.12
------------------------- -------------------------- -------------------------
                                     90                         27.1
------------------------- -------------------------- -------------------------
                                     10                         27.1
------------------------- -------------------------- -------------------------
                                   1,500                       27.15
------------------------- -------------------------- -------------------------
                                    100                        27.15
------------------------- -------------------------- -------------------------
                                    500                         27.1
------------------------- -------------------------- -------------------------
                                    200                         27.1
------------------------- -------------------------- -------------------------
                                     14                        27.15
------------------------- -------------------------- -------------------------
                                    395                         27.2
------------------------- -------------------------- -------------------------
                                    100                        27.12
------------------------- -------------------------- -------------------------
                                   1,000                       27.15
------------------------- -------------------------- -------------------------
                                    100                        27.12
------------------------- -------------------------- -------------------------
                                    100                        27.12
------------------------- -------------------------- -------------------------
                                    100                        27.12
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    500                         27.2
------------------------- -------------------------- -------------------------
                                    600                         27.2
------------------------- -------------------------- -------------------------
                                    100                        27.16
------------------------- -------------------------- -------------------------
                                    800                        27.16
------------------------- -------------------------- -------------------------
                                    100                        27.15
------------------------- -------------------------- -------------------------
                                    700                        27.15
------------------------- -------------------------- -------------------------
                                    100                        27.15
------------------------- -------------------------- -------------------------
                                    100                        27.12
------------------------- -------------------------- -------------------------


                              Page 20 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 24, 2007                 36                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     47                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     5                          27.1
------------------------- -------------------------- -------------------------
                                     90                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     1                         27.07
------------------------- -------------------------- -------------------------
                                     99                        27.07
------------------------- -------------------------- -------------------------
                                     99                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    200                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    200                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     40                         27.1
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     99                        27.07
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------


                              Page 21 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 24, 2007                100                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     95                         27.1
------------------------- -------------------------- -------------------------
                                     5                          27.1
------------------------- -------------------------- -------------------------
                                     10                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     44                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                     99                        27.07
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     47                         27.1
------------------------- -------------------------- -------------------------
                                     53                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     95                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------


                              Page 22 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 24, 2007                100                         27.1
------------------------- -------------------------- -------------------------
                                     90                         27.1
------------------------- -------------------------- -------------------------
                                     10                         27.1
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                     1                         27.07
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     13                        26.91
------------------------- -------------------------- -------------------------
                                    200                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     90                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     10                         27.1
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                     1                         27.07
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    300                        27.07
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------


                              Page 23 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 24, 2007                100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    200                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     90                         27.1
------------------------- -------------------------- -------------------------
                                     10                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     99                        27.07
------------------------- -------------------------- -------------------------
                                     99                        27.07
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     1                         27.07
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     47                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                     1                         27.07
------------------------- -------------------------- -------------------------
                                     1                         27.07
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------
                                     80                         27.1
------------------------- -------------------------- -------------------------


                              Page 24 of 25 pages

                                                         PRICE PER SHARE IN
            DATE           NO. OF ORDINARY SHARES            US DOLLARS
------------------------- -------------------------- -------------------------
        May 24, 2007                100                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    200                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                     53                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    1 *                        27.07
------------------------- -------------------------- -------------------------
                                     1                         27.07
------------------------- -------------------------- -------------------------
                                     99                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                     20                         27.1
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                        27.07
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------
                                    100                         27.1
------------------------- -------------------------- -------------------------

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